Exhibit 10.1

September 1, 2017

Dale Ritter

91 Hartwell Avenue

Lexington, MA

Re:	Amendment to Offer Letter

Dear Dale,

This letter hereby amends the offer letter dated August 19, 2014 (this “Amendment”) between you and Inotek Pharmaceuticals Corporation (“Inotek” or the “Company”). The paragraph in the offer letter beginning with “You should be aware that your employment with the Company constitutes “at-will” employment” is hereby superseded and replaced with the following language, and capitalized but undefined terms used below are defined in the offer letter:

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses (if any) or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

Please note, however, that if, at any time after the date of this Amendment, your employment with the Company is terminated: (a) by the Company without Cause (as defined below) or (b) by you as a result of your resignation for Good Reason, as defined below (each a “Qualifying Termination”), then upon your execution of a comprehensive release of claims in the Company’s (and/or its successors(s)) favor in a form and of a scope reasonably acceptable to the Company within the 21-day period following the date your employment terminates and the expiration of the seven-day revocation period for such release, you shall also receive severance payments, at a monthly rate equal to your then current monthly base salary, for a period of six (6) months (the “Severance Pay Period”). In addition, if you experience a Qualifying Termination and in connection therewith you elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group health coverage as in effect for you on the date your employment with the Company ends until the earliest of the following: (i) the end of the Severance Pay Period or (ii) the end of your eligibility under COBRA continuation coverage. Such severance payments shall be payable on at least a monthly basis and shall be subject to all applicable federal, state and local withholding, payroll and other taxes, commencing on the first payroll date of the Company that occurs 30 days following the date your employment terminates. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Furthermore, upon the date you experience a Qualifying Termination, all outstanding stock options and other stock-based awards you hold shall vest in full and become exercisable or nonforfeitable as of such date, notwithstanding anything to the contrary in any applicable stock option agreement or stock-based award agreement.

For purposes of this letter, “Change in Control” shall mean (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii) any other acquisition of the business of the Company, as determined by the Board.

For purposes of this letter, “Cause” shall mean any one or more of the following: (i) your misconduct, deliberate disregard of the rules or policies of the Company, or breach of fiduciary duty to the Company; (ii) your commission of an act of fraud, theft, misappropriation or embezzlement; (iii) your violation of federal or state securities laws; (iv) your conviction of, or pleading nolo contendre to, a felony or any other crime involving moral turpitude; or (v) your material breach of this offer letter, any stock option agreement between you and the Company, the Confidentiality Agreement attached hereto as Exhibit A, or any other written agreement between you and the Company. Please note that you shall not be eligible for any severance payments should your employment terminate because of death or Disability. For purposes of this letter, you shall be deemed to have a “Disability” if you are unable to perform the essential functions of your job or without reasonable accommodation for a period of 120 consecutive or cumulative calendar days in any 12-month period. Any accommodation will not be deemed reasonable if it imposes an undue hardship on the Company. You agree to submit to an examination by a Company-selected physician for the determination of such Disability. Such physician shall not be an employee or consultant of the Company, nor shall such physician be located more than 50 miles from the Company’s current Lexington, Massachusetts office.

For purposes of this letter, “Good Reason” shall mean any one or more of the following: (i) the Company’s reduction of your compensation as in effect on the date prior to a Change in Control and that is not part of a reduction applicable to the other senior executives of the Company, or the Company’s failure to pay your compensation in the time and manner contemplated herein or (ii) the material reduction in your title, responsibilities, duties, reporting relationships or authorities as Vice President Finance; provided, however, that an event described in this sentence shall not constitute Good Reason unless it is communicated by you to the Company in writing within 90 days of the event, and the Company has not cured the event within 30 days of receiving written notice from you setting forth the nature of such alleged Good Reason.

All other terms in the offer letter remain in full force and effect.

This Amendment shall be governed by and construed in accordance with the laws of the State of Massachusetts applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:
INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ David Southwell
David P. Southwell
President and Chief Executive Officer

/s/ Dale Ritter
Dale Ritter